CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated December 14, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A 2-92285 and 811-4074) of General New York Municipal Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York February 22, 2006